Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-184791 on Form S-3, in Registration Statement Nos. 333-65934, 333-65936, 333-65938, 333-101243, 333-101265, 333-125667, 333-131164, 333-140939, 333-155757, 333-165078, 333-172463, 333-179700, 333-186951 and 333-194269 on Form S-8, and in Registration Statement No. 333-198380 on Form S-4 of Zimmer Holdings, Inc. of our report dated August 20, 2014, relating to the consolidated financial statements and financial statement schedules of LVB Acquisition, Inc. and subsidiaries appearing in this Current Report on Form 8-K of Zimmer Holdings, Inc. dated March 10, 2015.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

March 10, 2015